Exhibit 10.1

SEPARATION AND CONSULTING AGREEMENT

AND GENERAL RELEASE OF CLAIMS

This SEPARATION AND CONSULTING AGREEMENT AND GENERAL RELEASE OF CLAIMS (this “Agreement”) is entered into by and between Aeglea BioTherapeutics, Inc., a Delaware corporation (the “Company”), and Jonathan Alspaugh (“Executive”). Executive and the Company are each referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, Executive’s employment with the Company terminated effective as of September 1, 2023 (the “Separation Date”); and

WHEREAS, as of the Separation Date, Executive holds the outstanding equity awards set forth on Exhibit A hereto (collectively the “Options”), in each case, pursuant to those certain Notices of Stock Option Grants and Stock Option Agreements under the Aeglea BioTherapeutics, Inc. 2016 Equity Incentive Plan (collectively, the “Award Agreements”)

WHEREAS, reference is made to that certain Employee Invention Assignment, Confidentiality and Non-Competition Agreement between Executive and the Company (the “EIACN Agreement”) and to that certain Severance Agreement between Executive and the Company dated July 6, 2021 (the “Severance Agreement”); and

WHEREAS, the Company wishes to provide Executive with certain severance payments and benefits, which are conditioned upon Executive’s execution, delivery, non-revocation of and compliance with this Agreement.

NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Executive and the Company, the Parties hereby agree as follows:

1.	Separation from Employment.

(a) The Company and Executive acknowledge and agree that Executive’s employment with the Company will end as of the Separation Date. As of the Separation Date, Executive will no longer be employed by the Company or any other Company Party (as defined below), and Executive will be deemed to have automatically resigned (i) as an officer of the Company and its affiliates (as applicable) and (ii) from the board of managers, board of directors or similar governing body of each of the Company and its affiliates (as applicable) and any other corporation, limited liability company, trade organization, or other entity in which the Company or any of its affiliates holds an equity interest or with respect to which board or similar governing body Executive serves as the designee or other representative of the Company or any of its affiliates.

(b) Executive acknowledges and agrees that Executive has been paid in full all bonuses, been provided all benefits, and otherwise received all wages, compensation and other sums that Executive has been owed by each Company Party. Executive further acknowledges and agrees that Executive has received all vacation and leaves (paid and unpaid), including payment of accrued but unpaid paid time off, that Executive has been entitled to receive from each Company Party.

2.   Separation Payments and Benefits. Provided that Executive: (x) executes this Agreement and returns a copy of this Agreement that has been executed by Executive to the Company so that it is received by Cameron Turtle, Chief Operating Officer, 221 Crescent Street, Built 17, Suite 102B, Waltham, MA 02453 (email: ) no later than 5:00 pm CT on September 22, 2023; (y) does not revoke this Agreement during the Release Revocation Period (as defined below); and (z) remains in compliance with the other terms and conditions set forth in this Agreement (including under Section 5), Executive shall receive the following separation payments and benefits:

(a) the Company shall pay to Executive aggregate severance payments of $623,000 (the “Severance Amount”), which Severance Amount shall be paid through salary continuation in equal installments in accordance with the Company’s standard payroll procedures, with the initial payment to occur on the first payroll date following the 60th day following the Separation Date, with the first installment to include a catchup payment for amounts covering the period from the date of Separation Date through the first payment date;

(b) if Executive timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company shall pay the full amount of Executive’s COBRA premiums on behalf of the Executive for the Executive’s continued coverage under the Company’s health, dental and vision plans, including coverage for the Executive’s eligible dependents, for the Severance Period (as defined in the Severance Agreement);

(c) the Company shall pay to Executive a lump sum payment of $168,246.58 (the “Retention Bonus”) in accordance with the terms of that certain Incentive Agreement between Executive and the Company dated June 21, 2023 (the “Incentive Agreement”), which Retention Bonus shall be paid following the expiration of the Release Revocation Period but in no event later than December 31, 2023;

(d) effective as of the last day of the Consulting Period, all unvested Options scheduled to vest within the 12-month period following the last day of the Consulting Period shall immediately become fully vested and exercisable;

(e) all vested Options (after giving effect to Section 2(d) and Section 5(c)) will remain outstanding for six months following the last day of the Consulting Period and may be exercised during such period in accordance with the terms of the Award Agreements; and

(f) in the event that any sale, licensing, disposition, or monetization transaction or multiple transactions relating to pegtarviliase or any of the Company’s legacy development-stage assets is consummated prior to June 23, 2024, then, and only then, the Company will pay to Executive a cash bonus equal to: (i) 1.0% of the value of the upfront consideration received by the Company in such transactions, plus (ii) 0.5% of the risk-adjusted net present value of the contingent consideration payable to the Company in such transactions, in each case, to be paid within 30 days of the end of the calendar quarter in which such transaction is consummated, in each case, in accordance the parameters established by the Compensation Committee of the Board of Directors of the Company on August 1, 2023.

Executive acknowledges and agrees that the consideration referenced in this Section 2 represents the entirety of the amounts Executive is eligible to receive as severance pay and benefits from the Company or any other Company Party pursuant to the Severance Agreement and otherwise.

3.	Release of Liability for Claims.

(a) For good and valuable consideration set forth in this Agreement, including the consideration set forth in Section 2, Executive knowingly and voluntarily (for Executive, Executive’s family, and Executive’s heirs, executors, administrators and assigns) hereby releases and forever discharges the Company and its affiliates, predecessors, successors, subsidiaries and benefit plans, and the foregoing entities’ respective equity-holders, officers, directors, managers, members, partners, employees, agents, representatives, and other affiliated persons, and the Company’s and its affiliates’ benefit plans (and the fiduciaries and trustees of such plans) (collectively, the “Company Parties”), from liability for, and Executive hereby waives, any and all claims, damages, or causes of action of any kind related to Executive’s ownership of any interest in any Company Party, Executive’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter occurring on or prior to the date that Executive executes this Agreement, including (i) any alleged violation through such time of: (A) any federal, state or local anti-discrimination or anti-retaliation law, regulation or ordinance, including the Age Discrimination in Employment Act of 1967 (including as amended by the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code and the Americans with Disabilities Act of 1990; (B) the Employee Retirement Income Security Act of 1974 (“ERISA”); (C) the Immigration Reform Control Act; (D) the National Labor Relations Act; (E) the Occupational Safety and Health Act; (F) the Family and Medical Leave Act of 1993; (G) the Texas Labor Code (specifically including the Texas Payday Law, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act); (H) any federal, state or local wage and hour law; (I) any other local, state or federal law, regulation or ordinance; or (J) any public policy, contract, tort, or common law claim; (ii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in or with respect to a Released Claim; (iii) any and all rights, benefits or claims Executive may have under any employment contract, incentive compensation plan or equity-based plan with any Company Party or to any ownership interest in any Company Party (other than any rights under the Award Agreements), including any claims relating to an alleged change in control or potential change in control occurring prior to the Separation Date ; and (iv) any claim for compensation or benefits of any kind not expressly set forth in this Agreement (collectively, the “Released Claims”). This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for any consideration received by Executive pursuant to Section 2, any and all potential claims of this nature that Executive may have against any of the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

(b) In no event shall the Released Claims include (i) any claim that arises after the date that Executive signs this Agreement; (ii) any claim to vested benefits under an employee benefit plan that is subject to ERISA, unemployment benefits, or worker’s compensation; and (iii) any claim for breach of, or otherwise arising out of, this Agreement. Further notwithstanding this release of liability, nothing in this Agreement prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency or cooperating in any such investigation or proceeding; however, Executive understands and agrees that Executive is waiving any and all rights to recover any monetary or personal relief from a Company Party as a result of such EEOC or comparable state or local agency or proceeding or subsequent legal actions. Further, nothing in this Agreement prohibits or restricts Executive from filing a charge or complaint with, or cooperating in any investigation with, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other governmental agency, entity or authority (each, a “Government Agency”). This Agreement does not limit Executive’s right to receive an award for information provided to a Government Agency.

4.   Representations and Warranties Regarding Claims. Executive represents and warrants that, as of the time at which Executive signs this Agreement, Executive has not filed or joined any claims, complaints, charges, or lawsuits against any of the Company Parties with any governmental agency or with any state or federal court or arbitrator for, or with respect to, a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the time at which Executive signs this Agreement. Executive further represents and warrants that Executive has not made any assignment, sale, delivery, transfer or conveyance of any rights Executive has asserted or may have against any of the Company Parties with respect to any Released Claim. Executive represents and warrants that, as of the time at which Executive signs this Agreement, Executive is not aware of any facts that may lead to a worker’s compensation claim.

5.	Consulting Services.

(a) Beginning on the Separation Date through February 29, 2024 (such period, as may be extended or earlier terminated as provided in Section 5(e), the “Consulting Period”), the Company and Executive agree that Executive shall serve as a consultant to the Company providing the Services (as defined below) for no more than 80 hours per month unless otherwise approved in writing. During the Consulting Period, Executive agrees to provide transition and advisory services, as may be requested from time to time by any officer or member of the Board of Directors of the Company (the “Services”). Executive must submit to the Company a written statement detailing Executive’s time incurred in performing the Services (each, a “Written Statement”) within 15 days following the end of each calendar month.

(b) During the Consulting Period, Executive shall receive a consulting fee of $500 per hour, payable within 30 days following receipt by the Company of a Written Statement. As an independent contractor, no income or other taxes shall be withheld from the amounts paid to Executive pursuant to this Section 5(b).

(c) During the Consulting Period, Executive will continue to vest in the Options in accordance with the terms of the Award Agreements. For the avoidance of doubt, all unvested Option (after giving effect to Section 2(d)) will be automatically forfeited upon termination of the Consulting Period.

(d) During the Consulting Period, Executive’s relationship with the Company shall be that of an independent contractor. Executive shall control and determine how the Services are to be accomplished; provided, however, that in all events Executive shall perform the Services in a quality, workmanlike manner and within reasonable deadlines established by the Company and consistent with the professional talent of Executive that Executive applied during Executive’s prior service with the Company. As an independent contractor, Executive shall not participate as an active employee in any employee benefit plan of the Company or an affiliate (other than with respect to the Award Agreements).

(e) Notwithstanding any other provision of this Section 5 the Consulting Period may be terminated (i) by Executive for any reason, (ii) by the Company for Cause (as defined in the Severance Agreement) or (iii) as a result of Executive’s death or Disability (as defined in the Severance Agreement). The Consulting Period may be extended by mutual agreement of the Parties.

6.	Restrictive Covenants.

(a) Executive acknowledges and agrees that Executive has continuing obligations to the Company and its affiliates pursuant to the EIACN Agreement, including obligations relating to intellectual property, confidentiality, non-competition and non-solicitation (collectively, the “Covenants”). In entering into this Agreement, Executive acknowledges the continued effectiveness and enforceability of the Covenants, and Executive expressly reaffirms Executive’s commitment to abide by, and agrees that Executive will abide by, the terms of the Covenants. For the avoidance of doubt, the Post-Employment Period (as defined in the EIACN Agreement) shall commence on the Separation Date.

(b) Executive shall refrain from making (or causing or assisting any other person or entity to make) any oral or written statements about the Company and any Company Party that (i) are slanderous, libelous, disparaging or defamatory or (ii) place the Company, any Company Party or any of their respective directors, officers, managers, members, employees, consultants, agents or representatives in a false light before the public. Nothing in this Agreement or the EIACN Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful.

(c) Executive agrees that this Agreement is confidential and agrees not to disclose any information regarding the terms of this Agreement, except to Executive’s immediate family and any tax, legal or other counsel Executive has consulted regarding the meaning or effect hereof or as required by law, and Executive will instruct each of the foregoing not to disclose the same to anyone.

7.   Covenant to Cooperate in Legal Proceedings. Executive agrees to reasonably cooperate with the Company in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party. Executive understands and agrees that Executive’s cooperation may include, but not be limited to, making Executive available to the Company upon reasonable notice for interviews and factual investigations; appearing at the request of the Company to give testimony without requiring service of a subpoena or other legal process;

volunteering to the Company pertinent information received by Executive in Executive’s capacity as an employee; and turning over to the Company all relevant documents which are or may come into Executive’s possession in Executive’s capacity an employee or otherwise, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments.

8.   Executive’s Acknowledgements. By executing and delivering this Agreement, Executive expressly acknowledges that:

(a) Executive has been given at least 21 days to review and consider this Agreement. If Executive signs this Agreement before the expiration of 21 days after Executive’s receipt of this Agreement, Executive has knowingly and voluntarily waived any longer consideration period than the one provided to Executive and such waiver is not induced through fraud, misrepresentation, or threat to withdraw or alter the offer or by providing different terms if others sign the agreement prior to the expiration of 21 days. No changes (whether material or immaterial) to this Agreement shall restart the running of this 21-day period;

(b) Executive is receiving, pursuant to this Agreement, consideration in addition to anything of value to which Executive is already entitled;

(c) Executive has been advised, and hereby is advised in writing, to discuss this Agreement with an attorney of Executive’s choice and that Executive has had an adequate opportunity to do so prior to executing this Agreement;

(d) Executive fully understands the final and binding effect of this Agreement; the only promises made to Executive to sign this Agreement are those stated herein; and Executive is signing this Agreement knowingly, voluntarily and of Executive’s own free will, and that Executive understands and agrees to each of the terms of this Agreement; and

(e) No Company Party has provided any tax or legal advice regarding this Agreement, and Executive has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Executive’s own choosing such that Executive enters into this Agreement with full understanding of the tax and legal implications thereof.

9.   Revocation Right. Notwithstanding the initial effectiveness of this Agreement, Executive may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day period beginning on the date Executive executes this Agreement (such seven-day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Executive and must be delivered personally or by courier to the Company so that it is received by Cameron Turtle, Chief Operating Officer, 221 Crescent Street, Built 17, Suite 102B, Waltham, MA 02453 (email: ) no later than 11:59 pm CT on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, the release of claims set forth in Section 3 will be of no force or effect, the Company’s obligations in Section 2 shall have no further effect Executive, the Consulting Period under Section 5 shall be terminated immediately, and the remainder of this Agreement will remain in full force and effect.

10.   Return of Property. Executive represents and warrants that Executive has returned to the Company all property belonging to the Company or any other Company Party, including all computer files, electronically stored information, computers and other materials and items provided to Executive by the Company or any other Company Party in the course of Executive’s employment, and Executive further represents and warrants that Executive has not maintained a copy of any such materials or items in any form.

11.   Governing Law; Arbitration. This Agreement and its performance will be construed and interpreted in accordance with the laws of the State of Texas, without regard to principles of conflicts of law that would apply the substantive law of any other jurisdiction. For the avoidance of doubt, the arbitration and equitable relief provisions of Section 10(c) of the Severance Agreement shall apply to any dispute arising under this Agreement.

12.   Counterparts. This Agreement may be executed in several counterparts, including by .PDF or .GIF attachment to email or by facsimile, each of which is deemed to be an original, and all of which taken together constitute one and the same agreement.

13.   Amendment; Entire Agreement. This Agreement may not be changed orally but only by an agreement in writing agreed to and signed by the Party to be charged. This Agreement, the EIACN Agreement and the Award Agreement constitute the entire agreement of the Parties with regard to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, oral or written, between Executive and any Company Party with regard to the subject matter hereof. In executing this Agreement, neither Executive nor the Company have relied on any promise, agreement, statement, or representation, not expressly contained in this Agreement.

14.   Third-Party Beneficiaries. Executive expressly acknowledges and agrees that each Company Party that is not a party to this Agreement shall be a third-party beneficiary of Sections 3, 5, 6, 7 and 10 and entitled to enforce such provisions as if it were a party hereto.

15.   Further Assurances. Executive shall, and shall cause Executive’s affiliates, representatives and agents to, from time to time at the request of the Company and without any additional consideration, furnish the Company with such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary or desirable, as determined in the sole discretion of the Company, to carry out the provisions of this Agreement.

16.   Severability. Any term or provision of this Agreement (or part thereof) that renders such term or provision (or part thereof) or any other term or provision (or part thereof) hereof invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such modification or severance shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder.

17.   Interpretation. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes. The words “hereof,” “herein” and “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” Unless the context requires otherwise, all references herein to a law, agreement, instrument or other document shall be deemed to refer to such law, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against any Party, whether under any rule of construction or otherwise. This Agreement has been reviewed by each of the Parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.

18.   No Assignment. No right to receive payments and benefits under this Agreement shall be subject to set off, offset, anticipation, commutation, alienation, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law.

19.   Withholdings; Deductions. The Company may withhold and deduct from any payments or benefits made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Executive.

20.   Section 409A. This Agreement and the benefits provided hereunder are intended be exempt from, or compliant with, the requirements of Section 409A and shall be construed and administered in accordance with such intent. Each installment payment under this Agreement shall be deemed and treated as a separate payment for purposes of Section 409A. Notwithstanding the foregoing, the Company makes no representations that the benefits provided under this Agreement are exempt from the requirements of Section 409A and in no event shall the Company or any other Company Party be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates set forth beneath their names below, effective for all purposes as provided above.

EXECUTIVE

/s/ Jonathan Alspaugh
Jonathan Alspaugh

Date:	September 22, 2023

AEGLEA BIOTHERAPEUTICS, INC.

By:	/s/ Cameron Turtle
Name:	Cameron Turtle
Title:	Chief Operating Officer

Date:	September 22, 2023

SIGNATURE PAGE TO

SEPARATION AND CONSULTING AGREEMENT

AND GENERAL RELEASE OF CLAIMS

EXHIBIT A

Options

Grant Date	Total Options Granted	Exercise Price	Vested as of the Separation Date	Unvested as of the Separation Date
June 22, 2023	19,787,969	$0.30	824,499	18,963,470
February 23, 2023	400,000	$0.44	50,000	350,000
August 23, 2022	130,000	$0.68	32,500	97,500
February 17, 2022	170,000	$3.17	63,750	106,250
June 6, 2021	160,000	$7.03	83,333	76,667

EXHIBIT A